Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Brown & Brown, Inc. 2019 Stock Incentive Plan dated May 14, 2019, as amended and restated as of May 7, 2025, of our report dated June 9, 2025, with respect to the consolidated financial statements of RSC Topco, Inc. and Subsidiaries as of and for the year ended December 31, 2024, included in the Current Report on Form 8-K of Brown & Brown, Inc., filed with the Securities and Exchange Commission on June 10, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 30, 2025